Exhibit 99.2

Memo

To:	All Employees

From:	Peter A. Blyberg, President & CEO

Date:	8/15/2007

Re:	Merger with Camden National Corporation

Today, I am pleased to announce that Union Bankshares Company has entered into an agreement and plans to merge with Camden National Corporation headquartered in Camden, Maine. Camden National currently owns Camden National Bank, Acadia Trust, and Acadia Financial Services.

The terms of the merger agreement provide for Union Bankshares to be merged with and into Camden National with Camden National being the lead organization. Following the merger, Union Trust would retain its current name in Hancock and Washington counties, but operate as a division of Camden National Bank.

The merger is designed to allow us to continue serving our customers but within the framework of a larger, stronger Maine based financial institution. We will be more competitive in the current banking environment and the combined institution will be positioned to continue offering great customer experiences and first class products and services. Camden, just like Union Trust, has a long history of community banking in Maine, focused on delivering superior value to its customers.

You, our employees, are an essential part of who and what we are as a bank. At this point, I know there will be a lot of questions. I would ask you to be patient and we will endeavor to answer them as soon as possible. In the meantime we should focus on our customers and do the things we do so well and with such pride. Keep it business as usual for them. Some of our customers may be uncertain about what this means to them, so take the time to assure them. (Please see the memo on Customer Talking Points sent under separate cover for information.)

A lot of work is ahead of us before we can complete the merger, including obtaining the approval of the Company’s shareholders, and the banking regulators. We anticipate that this process will take approximately four months. While numerous details have yet to be worked out we want to provide you with as many answers as we can at this time about how the merger will affect you. We ask for your continued loyalty and support during this process.

Credit for Service and Vesting

Camden National maintains a variety of employee benefit programs, many of which are similar to ours. As our company programs are replaced by Camden National’s, employees will be given credit for service at Union Trust for the purposes of eligibility and vesting. Details on the programs and how they affect employees will be provided at a later date.

No Interruption in Benefits Coverage

Your current benefits will remain in effect until the merger with Camden National is complete and employees are enrolled in its plans.

401(k) Plan Benefits are Protected

Your rights under the 401(k) Plan maintained by Union Trust are legally protected to the extent vested, based on accrued service up to the date of the merger. More information will be provided to employees regarding Camden National’s 401(k) Plan as the date of the merger approaches.

Severance Agreements

If the employment of an eligible employee of Union Trust is involuntarily terminated for any reason other than for “cause” (generally meaning gross negligence or dereliction in the performance of such employee’s duties, dishonesty, or commission of a crime) within one year following the date of the merger, such eligible employee will be provided severance benefits as determined under the severance pay program established by the Merger Agreement. Details regarding the eligibility for such program and the amount of benefits payable will be governed by the plan adopted as part of the Merger Agreement, and will be communicated at a later date; however, benefits payable will generally be related to your period of service with Union Trust.

In no case should an employee speak to a reporter or media representative about the bank or the merger. Any and all inquires should be directed to me or Terry Fancy.

Members of Management will be visiting individual branches and departments over the next several days to meet with you, answer questions and respond to concerns you may have. Sally Hutchins is also available to answer your questions.

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